P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck W. Sulerzyski
November 19, 2015		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. NAMES
NEW CHIEF FINANCIAL OFFICER
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced the election of John C. Rogers to the position of Executive Vice President, Chief Financial Officer and Treasurer of Peoples and its banking subsidiary, Peoples Bank, National Association (“Peoples Bank”), in each case effective November 30, 2015.
“John brings a tremendous amount of financial, accounting and risk management experience to Peoples” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer. “I am thrilled to have him join the executive leadership team.”
Rogers, 55, brings over 34 years of experience to the position, including 12 years in public accounting serving primarily banking clients, and 22 years in the banking industry in financial leadership roles encompassing finance, accounting, risk management and audit. He worked most recently for PNC Financial Services Group, Inc. in Pittsburgh, Pennsylvania, from 2001 until October of 2015. While there, he served as Risk Executive from 2011 to 2015, and was tasked with overseeing key risk areas, including operational risk and technology risk. From 2003 to 2011, he served as Executive Vice President and Chief Financial Officer, Retail Business Banking, and from 2001 to 2002 he served as Vice President and Chief Financial Officer, Consumer Lending. His contributions at PNC included working on bank acquisitions and integrations, expense management initiatives, strategic planning and execution, and talent development.
“I am excited to join Peoples because of their focused strategy to be the best community bank in America, their diverse product set, and their steadfast commitment to the communities they serve” said Rogers.
Rogers is a Certified Public Accountant. His public accounting experience prior to 2001 includes three years with Ernst & Young LLP and nine years with Price Waterhouse LLP.
Rogers succeeds Edward G. Sloane, who had served as Executive Vice President, Chief Financial Officer and Treasurer of Peoples and Peoples Bank since 2008. Peoples previously announced Mr. Sloane’s resignation, in order to pursue other career opportunities, on November 16, 2015.
Peoples Bancorp Inc. is a diversified financial services holding company with $3.2 billion in total assets, 82 locations and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.